Exhibit 23.5

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent (i) to the inclusion and/or incorporation by reference into this Registration Statement on Form S-3ASR of Talos Energy Inc. of our report dated April 11, 2023, to the EnVen Energy Ventures, LLC interest as of December 31, 2022, which sets forth the reserves and future revenue, as of December 31, 2022, to the EnVen Energy Ventures, LLC interest in certain oil and gas properties located in federal waters in the Gulf of Mexico and (ii) to the reference to our firm in the Registration Statement, including in the prospectus under the heading “Experts”.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By: /s/ Richard B. Talley, Jr.
Richard B. Talley, Jr., P.E.
Chief Executive Officer

Houston, Texas

April 11, 2023